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                                                                    EXHIBIT 99.4

                          NOTICE OF WAIVER ACCEPTANCE

                                 PROLOGIS TRUST
                 Dividend Reinvestment and Share Purchase Plan

DATE:

TO:

FIRM:

VIA FAX #

COPY TO:  BankBoston, N.A., Agent
        c/o Boston EquiServe, L. P.
        Via Fax #

     We are pleased to inform you that your waiver for participation in the ProLogis Trust Dividend Reinvestment and Share Purchase Program has been granted for the __________ investment period in the amount of _____________. Please be advised that for this pricing period the discount rate is _____ and the threshold price is ___________. The ten days of this pricing period are
__________________.

     All monies must be wired to BankBoston, N.A. by 5 p.m. Eastern Time on ___________ (at least one (1) trading day prior to the relevant investment period). Please find the wiring instructions below:

     Send funds to:  BankBoston, N.A.
                     100 Federal Street
                     Boston, MA  02110
                     ABA No: [forthcoming]

     For Credit to:


     Please be advised that any uninvested monies will be returned after the conclusion of the pricing period.


     Thank you for your participation. Please call me at (303) 576-2622 with any questions.

                                    Sincerely,


                                    [ProLogis Trust Officer]